Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)

Dynatrace, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	11,442,131(2)	$37.28(3)	$426,562,643.68	$0.0000927	$39,542.36
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	2,860,532(4)	$31.69(5)	$90,650,259.10	$0.0000927	$8,403.28
Total Offering Amounts					$517,212,902.78		$47,945.64
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$47,945.64

(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share, or Common Stock, of Dynatrace, Inc., or the Registrant, which become issuable under the 2019 Equity Incentive Plan, as amended, or the Equity Plan and the 2019 Employee Stock Purchase Plan, or the ESPP, and together with the Equity Plan, the Plans, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)Represents an automatic increase on April 1, 2022 to the number of shares available for issuance under the Equity Plan, in accordance with the automatic annual increase provision of the Equity Plan.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $37.28, the average of the high and low price of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 24, 2022.
(4)Represents an automatic increase on April 1, 2022 to the number of shares available for issuance under the ESPP, in accordance with the automatic annual increase provision of the ESPP.
(5)The price of $31.69 per share, which is 85% of the average of the high and low sale prices of the Common Stock of the registrant as quoted on the New York Stock Exchange on May 24, 2022, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and has been used as these shares are without a fixed price. Pursuant to the ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of a share of Common Stock on the first trading day of the offering period or on the exercise date, whichever is less.

ACTIVE/117273560.1